Exhibit 10.8
                         LETTER OF INTENT

Energex, Inc.
Attn:  Douglas Pedrie

Dear Mr. Pedrie:

     The following will summarize the principal terms of a stock purchase agreement ("Stock Purchase Agreement") to be entered into between Celebrity Entertainment, Inc., a Delaware corporation ("Buyer"), Energex, Inc., a Texas corporation ("Energex") and Douglas Pedrie ("Pedrie"), as the controlling principal of Energex, as follows:

     1. Buyer will purchase from Energex eighty percent (80%) of the issued and outstanding capital stock in Energex (the "Stock").

     2.   The purchase price shall be $2,350,000, payable as follows:

          (a)  $605,000 has previously been paid in cash;
          (b) $100,000 shall be paid this date, but Energex shall return to Buyer $65,000 of said amount no later than February 7, 1997 (resulting in a net amount of $35,000 having been paid this date);
          (c)  at least $65,000 shall be paid by February 17, 1996; and
          (d) the remainder shall be paid according to a schedule to be mutually agreed on by the parties (to be attached hereto upon completion), which schedule shall at a minimum include payments enabling Energex to meet its obligations to third parties (provided, however, that this provision shall apply only to those obligations to third parties of which Buyer has knowledge as of this date, as they currently exist or as they are modified with Buyer's consent, and to obligations arising in the normal course of Energex's business as described in Authorizations for Expenditure provided in advance to Buyer by Energex and approved by Buyer); and Buyer and Energex shall from the date hereof mutually endeavor to negotiate more beneficial payment schedules with respect to Energex's obligations to third parties.

If Buyer fails to make payments enabling Energex to meet its obligations to third parties as set forth above, or otherwise fails to meet such mutually agreed upon schedule, at any time while the parties are continuing to negotiate in good faith the Stock Purchase Agreement or have executed the Stock Purchase Agreement, then Buyer shall forfeit its right to a 10% ownership interest in Energex as described in item 3 below.

     3. The terms of the proposed purchase will be memorialized as soon as possible in greater detail in a Stock Purchase Agreement, which will contain provisions as to the disposition of a promissory note owed by Energex to Buyer in the amount of $1,312,500, the usual selling company's representations and warranties, specific obligations of the parties pending the Closing and conditions precedent to Closing, including but not limited to each party's representatives having made a full, complete and satisfactory investigation of the business, properties, financial statements, books and records and all other aspects of the other parties hereto and their businesses. The closing of the purchase (the "Closing") shall take place simultaneously with the execution of the Stock Purchase Agreement (the "Closing Date"). In the event the Closing does not occur on or before April 4, 1997, then all amounts theretofore advanced by Buyer to Energex shall become an obligation of Energex with interest at the rate of prime + 1.5% per annum, not to exceed 12% per annum, all due and payable on terms to be agreed upon, the repayment period not to exceed 24 months, and Energex shall at the time of execution of such note transfer to Buyer an undilutable 10% ownership interest in Energex
without voting rights.   Energex and/or Pedrie shall have a one-year option to
repurchase such 10% ownership interest at a price to be mutually agreed upon. If the parties are unable to agree upon such price they shall submit the matter to a professional appraiser or arbitration.

     This Letter of Intent is intended to be binding on the parties hereto, subject to all parties' satisfactory due diligence. If the foregoing correctly sets forth our agreement, kindly so indicate by signing and returning a copy to me.

AGREED AND ACCEPTED                Very truly yours,
AS OF THE DATE OF THIS LETTER:
Energex, Inc.                      Celebrity Entertainment, Inc.

By:/s/ Douglas R. Pedrie           By:/s/ J. William Metzger
Douglas Pedrie, President          J. William Metzger, Exec. Vice. Pres.


Douglas Pedrie, Individually